Exhibit 99.3

INTERGY CORPORATION & SUBSIDIARY

Statements of Income

For the Three Months Ended March 31, 2008 and March 31, 2007

(unaudited)

	Three Months Ended
	March 31,	March 31,
	2008	2007

Revenue
Contract revenue	$2,092,115	$1,273,706
Expense reimbursements	2,722	26,191
	2,094,837	1,299,897

Direct costs
Subcontractors	528,376	119,309
Employee salaries	504,540	343,061
Other direct overheads	404,517	66,587
	1,437,433	528,957

Gross profit	657,404	770,940

Selling, general & administrative expenses	183,701	105,961

Income from operations	473,703	664,979

Other income
Interest	3,111	2,552

Income before tax expense	476,814	667,531

Income tax expense
CA Franchise Tax	(6,731)	(10,813)

Net income	$470,083	$656,718

INTERGY CORPORATION & SUBSIDIARY

Statements of Cash Flows

For the Three Months Ended March 31, 2008 and March 31, 2007

(unaudited)

	Three Months Ended
	March 31,	March 31,
	2008	2007

Cash flows from operating activities
Net income	$470,083	$656,718
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation & amortization	4,266	3,172
Changes in assets and liabilities
Accounts receivable	39,909	(242,745)
Other current assets	1,625	(1,000)
Other assets	(1,010)	—
Accounts payable and other current liabilities	119,178	46,199
Net cash provided by operating activities	634,051	462,344

Cash flows from investing activities
Purchase of fixed assets	(7,117)	(5,958)
Net cash used by investing activities	(7,117)	(5,958)

Cash flows from financing activities
Shareholder distributions	—	(34,852)
Net cash used by financing activities	—	(34,852)

Increase in cash	$626,934	$421,534

Cash at beginning of period	$126,647	$85,325

Cash at end of period	$753,581	$506,859